DEAN HELLER Secretary of State 101 North Carson Street, Suite 3 Carson City, Nevada 89701-4786 (775)684-5708	CERTIFICATE OF CORRECTION	FILED #C19090-95 NOV 14 2000 IN THE OFFICE DEAN HELLER DEAN HELLER, SECRETARY OF STATE

Certificate of Correction

(Pursuant to NRS 78.0295 and 80.007)

- Remit in Duplicate -

1.

The name of the corporation for which correction is being made:

Electric Manufacturing Solutions and Services, Inc.

2.

Description of the original document for which correction is being made:

Certificate of Amendment of Articles of Incorporation

3.

Filing date of the original document:

11/03/00

4.

Description of the incorrect statement and the reason it is incorrect or the manner in which the execution or other format authentication was defective.*

Certificate of Amendment incorrectly changed the name of the corporation to Electric Manufacturing Solutions and Services, Inc. as a result of a typographical error.

5.

Correction of the incorrect statement or defective execution or authentication:

Correct name of the corporation is "Electronic Manufacturing Solutions and Services, Inc."

6.

Signature:

/s/Steven L. Siskind

Assistant Secretary

11/10/00

Signature of Corporate Officer

Title of Officer

Date

*   A reason for the incorrect statement, execution or other authentication must be provided.

IMPORTANT:  Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.